PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 21 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                     Dated December 4, 2003
                                                                  Rule 424(b)(3)

                                Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES E
                Euro Floating Rate Senior Bearer Notes Due 2006

                   ------------------------------------------


       We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series E (Euro Floating Rate Senior Bearer Notes Due 2006) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

       We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

       We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:                 JPY 5,000,000,000

Maturity Date:                    December 15, 2006; provided that if
                                  such day is not a business day, the
                                  maturity date will be the next
                                  succeeding business day, unless that
                                  succeeding business day would fall
                                  in the next calendar month, in which
                                  case the maturity date will be the
                                  immediately preceding business day.

Settlement Date
  (Original Issue
  Date):                          December 15, 2003

Interest Accrual Date:            December 15, 2003

Issue Price:                      100%

Specified Currency:               Japanese Yen ("JPY")

Redemption Percentage
  at Maturity:                    100%

Base Rate:                        LIBOR

Spread
  (Plus or Minus):                Plus 0.10% per annum

Spread Multiplier:                N/A

Index Currency:                   JPY

Index Maturity:                   Six months

Maximum Interest Rate:            N/A

Minimum Interest Rate:            N/A

Initial Interest Rate:            To be determined on the second
                                  London banking day immediately
                                  preceding the original issue date

Initial Redemption
  Date:                           N/A

Initial Redemption
  Percentage:                     N/A

Annual Redemption
  Percentage
  Reduction:                      N/A

Optional Redemption
   Date:                          N/A

Interest Payment
  Dates: Each June 15 and December 15, commencing June 15, 2004; provided that if any interest payment date (including the maturity date) is not a business day, that interest payment date will be the next succeeding day that is a business day, unless that succeeding business day would fall in the next calendar month, in which case such interest payment date will be the immediately preceding business day.

Interest Payment
  Period:                         Semiannual

Interest Reset Dates:             Each interest payment date

Interest Reset Period:            Semiannual

Interest Determination
  Dates:                          The second London banking day
                                  immediately preceding each interest
                                  reset date

Reporting Service:                Telerate (Page 3750)

Business Day:                     Tokyo, New York and London

Calculation Agent:                JPMorgan Chase Bank (formerly
                                  known as The Chase Manhattan Bank)

Agent:                            Morgan Stanley & Co. International Limited

Denomination:                     JPY 100,000,000

Common Code:                      018222108

ISIN:                             XS0182221084

Other Provisions:          None

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                                 MORGAN STANLEY